Exhibit 19

NUCOR CORPORATION

Personnel Policy No. 30

TRADING POLICY

A. PURPOSES

This Policy has been adopted by the board of directors (the “Board”) of Nucor Corporation (“Nucor”). The purposes of the Policy are:

(i) to assure compliance by Employees and Board Members with the laws prohibiting (A) “insider trading” in Company Securities, (B) trading in another company’s securities while in possession of Material, Non-public Information about such company learned by virtue of their relationship with the Company, and (C) the disclosure (or “tipping”) of Material, Non-public Information about the Company or another company to others; and

(ii) to provide Employees and Board Members with meaningful guidance to avoid individual and/or Company liability under the securities laws, the appearance of impropriety, and any potentially resulting damage to the business reputation of the Company.

B. DEFINITIONS

Board Members – means any and all members of the Board, individually and collectively.

Company – means (i) Nucor, (ii) its direct and indirect wholly-owned subsidiaries, and (iii) Nucor-Yamato Steel Company (Limited Partnership).

Company Securities – means the common stock, preferred stock, or debt securities of the Company (whether presently outstanding or as may be issued in the future), publicly-traded options to sell or buy such stock or securities, other derivative instruments with respect to such stock or securities, and other securities that are immediately convertible into or exchangeable for such stock or securities.

Derivatives Transaction – means any transaction involving the use of a financial instrument or other investment designed to hedge or offset any decrease in the market value of Company Securities or, alternatively, to leverage the potential return of a predicted price movement (up or down) in Company Securities. Examples of such financial instruments and investments include forward sale contracts, futures, equity swaps, puts, calls, collars, and exchange funds.

Employees – means any and all individuals employed by the Company.

Immediate Family – means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

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Insider Employees – means those officers and Employees listed below who, by virtue of their position, function, or responsibilities, have access to Material, Non-public Information about the Company, excluding Section 16 Insiders, but including the following:

(i) General managers and officers of the Company; and

(ii) Employees whose function and responsibilities enable them to have access to Material, Non-public Information about the Company and are designated as Insider Employees by the Corporate Secretary.

Each Insider Employee will be notified in writing by the Corporate Secretary as to his or her status as such.

Insiders – means any and all Insider Employees and Section 16 Insiders, individually and collectively.

Material Information – means information about a company that the average investor would want to know before deciding whether to buy, sell, or hold such company’s securities (i.e., information potentially affecting the market price of such securities), which information may be positive or negative. Whether information is Material Information depends on the circumstances at the time. The following is a non-exclusive list of the types of information that might be Material Information (other types of information may also be Material Information at any particular time, depending upon all of the circumstances):

• financial results, especially quarterly and year-end earnings;

• projection of future earnings or losses, which depart materially from market expectations based on prior disclosures;

• significant changes in sales volume;

• the gain or loss of a significant customer or supplier;

• significant developments or events with respect to products or services or marketing plans;

• significant pricing changes;

• a stock split or other significant change in capital structure or plans to redeem or repurchase securities;

• new equity or debt offerings;

• changes in dividend policies or amounts;

• changes in senior management;

• significant litigation or enforcement action (actual or threatened), and the resolution of such action;

• a pending or proposed merger, acquisition, tender offer, strategic investment, or sale of assets involving such company; and

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• major events, such as changes in accounting policies or a significant cybersecurity incident.

Material, Non-public Information – means information about a company that is Material Information and Non-public Information.

Non-public Information – means information that has not been included in a company’s public filings with the SEC or in a press release broadly disseminated to the general public. For purposes of this Policy, information is considered Non-public until two full business days after its public disclosure.

No Trade Period – means the period commencing one week before the end of any fiscal quarter (or year, if it is the fourth quarter) and ending two full business days after the public release of earnings for each fiscal quarter (or the full year, if it is the fourth quarter) (e.g., when the public release of earnings is made before the securities markets open on a Monday, the No Trade Period ends with the opening of the securities markets on Wednesday; if, however, the public release of earnings is made on a Monday at any time after the securities markets open, the No Trade Period ends with the opening of the securities markets on Thursday).

Section 16 Insiders – means any member of the Board and all “executive officers” of the Company. Persons in this category have received notification from the Corporate Secretary as to their status as such and their related obligation to file securities ownership reports with the SEC pursuant to Section 16 of the Securities Exchange Act of 1934.

SEC – means the Securities and Exchange Commission.

Special No Trade Period – means the period commencing the day an Employee or Board Member is notified by the Company that he or she may be in possession of Material, Non-public Information about the Company and ending (i) two full business days after the Company publicly discloses the Material, Non-public Information or (ii) when an Employee or Board Member is notified that the Special No Trade Period has ended, whichever occurs first. (Examples: when the public disclosure of the Material, Non-public Information is made before the securities markets open on a Monday, the Special No Trade Period ends with the opening of the securities markets on Wednesday; if, however, the public disclosure is made on a Monday at any time after the securities markets open, the Special No Trade Period ends with the opening of the securities markets on Thursday.)

Trading Plan – means a trading plan complying with Nucor’s Rule 10b5-1 Trading Plan Guidelines.

Transact in Company Securities – means the buying, selling, or otherwise trading of Company Securities, but does not include transactions pursuant to a Trading Plan, or the exercise of stock options granted by the Company to acquire Company Securities (unless the exercise is made by the sale of Company Securities in a broker-assisted cashless exercise of the options, or any other market sale of Company Securities for the purpose of generating the cash needed to pay the exercise price of the options); provided, however, it does include, among other transactions, any subsequent sale of Company Securities acquired pursuant to: any option plan, any Company employee stock purchase plan, any dividend reinvestment plan of Company Securities, or any Company incentive compensation plan.

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C. APPLICATION

This Policy applies to all Employees and Board Members, as well as members of their respective Immediate Families sharing the same household with them, anyone else living in their household, and entities controlled by such persons (e.g., corporations, partnerships, trusts). All Employees and Board Members are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person or entity complies with this Policy.

This Policy applies to any and all transactions in Company Securities, including purchases and sales for an Employee’s account in any Company investment or savings plan, whether presently in effect or hereafter established, and repurchases by the Company under any stock repurchase program.

This Policy also applies to any and all transactions in the securities of another company by an Employee or Board Member while in possession of Material, Non-public Information about such company that was learned of by virtue of their relationship with the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency) are neither an exception to this Policy nor a safeguard against prosecution for violation of insider trading laws.

D. TRADING IN COMPANY SECURITIES

All Employees – Employees shall not do any of the following:

• Transact in Company Securities while having Material, Non-public Information about the Company, including (i) any transactions in Company Securities by members of an Employee’s Immediate Family sharing the same household with the Employee or anyone else living in the Employee’s household and (ii) any transactions in Company Securities by entities controlled by an Employee (e.g., corporations, partnerships, trusts);

• Transact in Company Securities during any Special No Trade Period that the Employee has been notified is in effect;

• Disclose Material, Non-public Information regarding the Company to other Employees (except on a need-to-know basis), family, friends, or any other person, firm, or entity (this prohibition is to ensure that no Employee becomes a “tipper,” liable for the trading activities of his or her “tippee” and such disclosures may also violate confidentiality obligations to or of the Company);

• Recommend or suggest that any person engage in transactions in Company Securities or in the securities of any other company while in possession of Material, Non-public Information about the Company or such other company learned while performing his or her job at the Company; or

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• Transact in the securities of another company while in possession of Material, Non- public Information about such company learned while performing his or her job at the Company.

Insiders – Insiders are subject to all of the restrictions set forth above for “All Employees” and Insiders shall not:

• Transact in Company Securities when Material, Non-public Information about the Company has been included in the Company’s public filings with the SEC or in a press release broadly disseminated to the general public until the second full business day after any such filing or press release is made (e.g., when the public disclosure by press release or filing with the SEC is made before the securities markets open on a Monday, Insiders may not begin to Transact in Company Securities until the opening of the securities markets on Wednesday; if, however, the public disclosure is made on a Monday at any time after the securities markets open, Insiders may not begin to Transact in Company Securities until the opening of the securities markets on Thursday).

• Transact in Company Securities during the No Trade Period;

• Place standing orders with any broker for automatic execution of transactions in Company Securities (such orders present too great a risk that the broker will effect a transaction without the knowledge of the Insider (i) when such Insider has Material, Non-public Information about the Company or (ii) during the No Trade Period), other than pursuant to (x) a Trading Plan, or (y) “day orders” to sell Company Securities that automatically expire (and do not renew unless affirmatively renewed by placing a new order) if not executed during the trading session in which the order is placed;

• Use Company Securities as collateral in a margin account with a broker-dealer;

• Give instructions, in the event the Company allows Employees to invest 401(k) plan contributions in Company Securities, to change allocations, or to transfer into or out of Company Securities, except during periods when trading is otherwise permitted under this Policy;

• Give instructions, in the event the Company allows Employees to invest in a monthly stock purchase plan, to change payroll deductions or to cancel payroll deductions, except during periods when trading is otherwise permitted under this Policy;

• Engage in a short sale of Company Securities or any Derivatives Transaction; or

• Vary from the above restrictions without the pre-clearance of any proposed variance from the Corporate Secretary or her designee.

Section 16 Insiders – Section 16 Insiders are subject to all of the restrictions set forth above for “All Employees,” and “Insiders,” and must report all of their respective transactions actually executed to the Corporate Secretary.

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Pre-Clearance – All Section 16 Insiders, officers, and general managers of Nucor as well as certain Employees designated by the Corporate Secretary must pre-clear all of their respective transactions in Company Securities with the Corporate Secretary.

Exceptions – The restrictions listed above for “All Employees,” “Insiders,” and “Section 16 Insiders” will not apply to transactions pursuant to a Trading Plan.

E. REPURCHASES OF COMPANY SECURITIES UNDER ANY STOCK REPURCHASE PROGRAM

The Company (and those Employees acting on behalf of the Company) shall not repurchase Company Securities under any stock repurchase program during the No Trade Period, nor while such Employees who have authority to initiate repurchases of Company Securities are in possession of Material, Non-public Information about the Company.

F. TRADING PLANS

Without regard to the restrictions listed above, Employees and Insiders may buy or sell Company Securities pursuant to a single predetermined plan that complies with SEC Rule 10b5-1 and Nucor’s Rule 10b5-1 Trading Plan Guidelines. To obtain the guidelines and discuss the process for implementing a Trading Plan, please contact the Corporate Secretary.

G. POST-TERMINATION TRANSACTIONS

This Policy continues to apply to an Employee’s or Board Member’s transactions in Company Securities even after his or her service or employment relationship with the Company has been terminated as follows: if any Employee or Board Member is aware of Material, Non-public Information about the Company when his or her service or employment relationship terminates, he or she may not trade in Company Securities until the earlier to occur of such Material, Non-public Information becoming public or becoming no longer Material. For purposes of this Policy, information is considered Non-public until two full business days after its public disclosure.

If an Employee or Board member is uncertain or unable to determine whether certain Non-public Information remains Material after his or her service or employment relationship with the Company is terminated, he or she should contact the Corporate Secretary.

H. CONSEQUENCES

Failure to abide by this Policy will result in sanctions. These may include removal or dismissal, as the circumstances may warrant, for cause.

Trading on Material, Non-public Information is a crime subject to fines up to five million dollars and jail terms for individuals of up to 20 years. In addition, the SEC may seek civil penalties of three

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times the profit gained or loss avoided, and violators may also be subject to civil liability to private plaintiffs. These penalties may apply even if the individual violator is not a Board Member, Section 16 Insider, Insider Employee, or officer of the Company.

Employers and other controlling persons are also at risk under federal law and may be fined if they fail to take reasonable steps to prevent illegal trading in Company Securities by persons under their control.

Any criminal or civil sanctions, penalties, fines, and other costs incurred by an Employee or Board Member for violation of any laws governing the trading of securities will be the sole responsibility of the individual; and the Company will not cover or indemnify any individual for such costs.

I. REPORTING OF VIOLATIONS

Anyone who knows, or has reason to believe, that this Policy has been, or is about to be violated, should immediately bring the actual or potential violation to the attention of the Corporate Secretary or the General Counsel.

J. COMPANY ASSISTANCE

It is not possible in this Policy to cover all of the possible situations one may encounter regarding trading in Company Securities or in the securities of another company and sharing information about the Company or such other company with others. Therefore, the Company encourages each Employee and Board Member to discuss specific questions and concerns with the Corporate Secretary. Please remember, however, that the ultimate responsibility for complying with this Policy and applicable laws and avoiding improper transactions rests with each individual covered by this Policy. In any case, all Employees and Board Members are expected to use good judgment when engaging in transactions in Company Securities or in the securities of another company and when sharing information about the Company or such other company with others. If any doubt exists whether a particular situation requires refraining from buying or selling Company Securities or the securities of another company or sharing information about the Company or such other company with others, the most prudent course of action is to refrain from engaging in such activities.

K. CAUTIONARY STATEMENT

The Company encourages Employees and Board Members, who may be interested, to own Company Securities as a long-term investment at levels consistent with their individual financial circumstances and risk bearing abilities. However, all Employees and Board Members must recognize that trading in Company Securities may be prohibited at a particular time because of the existence of Material, Non-public Information. Any Employee or Board Member purchasing Company Securities must consider the inherent risk that a sale of Company Securities could be prohibited at a time when he or she might desire to sell them. The next opportunity to sell might not

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occur until after an extended period, during which time the market price of Company Securities might decline.